Exhibit 99.01

U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402-2023

July 28, 2004

INVESTOR RELATIONS EARNINGS RELEASE

XCEL ENERGY REPORTS IMPROVED SECOND QUARTER 2004 EARNINGS

MINNEAPOLIS – Xcel Energy Inc. (NYSE: XEL) reported income from continuing operations of $81 million, or 20 cents per share on a diluted basis, for the second quarter of 2004, compared with $55 million, or 13 cents per share, in the second quarter of 2003.

Net income for the quarter was $86 million, or 21 cents per share, in the second quarter of 2004, compared with net losses of $283 million, or 71 cents per share, in the second quarter of 2003.

Xcel Energy’s net income for the second quarter included the following:

•	Regulated utility earnings from continuing operations in 2004 were $89 million, or 21 cents per share, compared with $77 million, or 19 cents per share, in 2003;

•	Nonregulated subsidiary and holding company losses from continuing operations in 2004 were 1 cent per share, compared with a loss of 6 cents per share in 2003; and

•	Results from discontinued operations were earnings of $5 million, or 1 cent per share, in 2004, compared with losses of $337 million, or 84 cents per share, in 2003. The losses in 2003 were largely attributable to NRG Energy, Inc. (NRG), which was divested at the end of that year.

The improvement in 2004 earnings from continuing operations is primarily attributable to lower depreciation expense, better results from nonregulated subsidiaries, higher short-term wholesale margins and retail electric sales growth, partially offset by higher utility operating and maintenance expenses, as expected.

“Our second quarter earnings are on track with our business plan, and we are maintaining our annual earnings guidance of $1.15 to $1.25 per share,” said Wayne H. Brunetti, chairman and chief executive officer. “We’ve delivered two solid quarters, and just last week our shareholders received their dividend checks, which reflect the increased annual dividend of 8 cents per share. This increased dividend was approved by our Board of Directors in May based on their confidence in our strategy of building the core utility operations.”

At 9 a.m. CDT today, Xcel Energy will host a conference call to review second quarter financial results. To participate in the conference call, please dial in five to 10 minutes prior to the scheduled start and follow the operator’s instructions.

US Dial-In: International Dial-In:	(800) 374-0832 (706) 634-5081

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com. To access the presentation, click on Investor Information. If you are unable to participate in the live event, the call will be available for replay from 12 p.m. CDT on July 28 through 11:59 p.m. CDT on Aug. 6.

Replay Numbers
US Dial-In:	(800) 642-1687
International Dial-In:	(706) 645-9291
Access Code:	8181458

Except for the historical statements contained in this report, the matters discussed in the following discussion and analysis are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electrical and natural gas markets; the higher risk associated with Xcel Energy’s nonregulated businesses compared with its regulated businesses; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; risks associated with the California power market; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2003.

For more information, contact:

R J Kolkmann P A Johnson	Managing Director, Investor Relations Director, Investor Relations	(612) 215-4559 (612) 215-4535

For news media inquiries only, please call Xcel Energy media relations (612) 215-5300
Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands of Dollars, Except Per Share Data)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Operating revenues:
Electric utility	$1,476,234	$1,374,327	$2,945,658	$2,739,705
Natural gas utility	273,365	266,741	1,036,173	921,013
Electric trading margin	942	5,648	5,118	4,614
Nonregulated and other	56,810	65,743	110,987	122,684

Total operating revenues	1,807,351	1,712,459	4,097,936	3,788,016
Operating expenses:
Electric fuel and purchased power – utility	723,022	639,342	1,401,715	1,231,493
Cost of natural gas sold and transported – utility	186,341	170,994	780,593	645,205
Cost of sales – nonregulated and other	30,168	39,952	58,722	74,322
Other operating and maintenance expenses - utility	392,890	378,520	786,535	756,022
Other operating and maintenance expenses - nonregulated	20,119	25,594	40,771	46,690
Depreciation and amortization	179,864	206,201	355,635	397,354
Taxes (other than income taxes)	82,596	81,355	167,491	162,055
Special charges	—	7,972	—	10,436

Total operating expenses	1,615,000	1,549,930	3,591,462	3,323,577
Operating income	192,351	162,529	506,474	464,439
Interest and other income – net of expense	7,347	10,001	14,809	9,196
Interest charges and financing costs:
Interest charges – net of amounts capitalized	105,262	109,477	213,004	214,553
Distributions on redeemable preferred securities of subsidiary trusts	—	9,566	—	19,152

Total interest charges and financing costs	105,262	119,043	213,004	233,705
Income from continuing operations before income taxes	94,436	53,487	308,279	239,930
Income taxes (benefit)	13,259	(1,172)	82,804	59,305

Income from continuing operations	81,177	54,659	225,475	180,625
Income (loss) from discontinued operations – net of tax	5,129	(337,221)	10,742	(323,175)

Net income (loss)	86,306	(282,562)	236,217	(142,550)
Dividend requirements on preferred stock	1,060	1,060	2,120	2,120

Earnings (loss) available for common shareholders	$85,246	$(283,622)	$234,097	$(144,670)

Weighted average common shares outstanding (in thousands):
Basic	399,217	398,717	398,900	398,716
Diluted	422,545	399,410	422,233	417,616
Earnings per share – basic:
Income from continuing operations	$0.20	$0.14	$0.56	$0.45
Income (loss) from discontinued operations	0.01	(0.85)	0.03	(0.81)

Total	$0.21	$(0.71)	$0.59	$(0.36)

Earnings per share – diluted:
Income from continuing operations	$0.20	$0.13	$0.54	$0.44
Income (loss) from discontinued operations	0.01	(0.84)	0.03	(0.77)

Total	$0.21	$(0.71)	$0.57	$(0.33)

XCEL ENERGY INC. AND SUBSIDIARIES
Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1. Earnings Per Share Summary

The following table summarizes the earnings-per-share contributions of Xcel Energy’s businesses.

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Earnings (Loss) Per Share
Regulated utility segments – continuing operations – Note 2	$0.21	$0.19	$0.58	$0.53
Nonregulated & holding company segment – Note 3	(0.01)	(0.06)	(0.04)	(0.09)

Total earnings per share – continuing operations	0.20	0.13	0.54	0.44
Income from discontinued operations – regulated utility – Note 4	—	—	—	0.06
Income (loss) from discontinued operations – NRG – Note 4	—	(0.85)	—	(0.84)
Income from discontinued operations – other nonregulated	0.01	0.01	0.03	0.01

Total earnings per share – discontinued operations	0.01	(0.84)	0.03	(0.77)

Total earnings per share – diluted	$0.21	$(0.71)	$0.57	$(0.33)

The following table highlights significant components contributing to the changes in the three months ended June 30, 2004 and the first six months of 2004 earnings per share, compared with the same periods in 2003, which are discussed in more detail later in this release.

	Three months ended	Six months ended
	June 30,	June 30,
	2004 vs. 2003	2004 vs. 2003
Change in Earnings Per Share – Continuing Operations
Lower depreciation and amortization expense	$0.04	$0.06
Higher short-term electric wholesale and trading margins	0.02	0.05
Lower operating losses from nonregulated subsidiaries	0.02	0.03
Lower financing costs	0.02	0.03
Higher utility operating and maintenance expense	(0.02)	(0.05)
Higher positive tax adjustments in 2003	(0.01)	(0.01)
Unfavorable weather	—	(0.01)

Net change in earnings per share – continuing operations	0.07	0.10
Changes in Earnings Per Share – Discontinued Operations	0.85	0.80

Total increase in earnings per share – diluted	$0.92	$0.90

Note 2. Regulated Utility Segment Results – Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings – The following summarizes the estimated impact of temperature variations on utility results included in continuing operations, compared with sales under normal weather conditions.

	Earnings Per Share Increase (Decrease)
	2004 vs. Normal	2003 vs. Normal	2004 vs. 2003
3 months ended June 30	$(0.02)	$(0.02)	$—
6 months ended June 30	$(0.03)	$(0.02)	$(0.01)

Sales Growth – The following table summarizes Xcel Energy’s regulated utility growth from continuing operations for actual and weather-normalized energy sales for the three- and six-month periods ended June 30, 2004, compared with the same periods in 2003.

	Three months ended		Six months ended
	June 30,		June 30,
	Actual	Normalized	Actual	Normalized
Electric residential	1.8%	1.9%	1.6%	2.2%
Electric commercial and industrial	2.7%	2.6%	2.2%	2.2%
Total retail electric sales	2.5%	2.4%	2.1%	2.2%
Firm natural gas sales	(5.0)%	(6.4)%	(5.0)%	(2.5)%
Total natural gas sales	(1.0)%	(1.8)%	(4.6)%	(2.9)%

Electric Utility and Commodity Trading Margins – The following table details the changes in revenues, costs and margins (including the trading activity that is reported net on the income statement) from Xcel Energy’s electric utility and commodity trading operations that are included in continuing operations.

			Electric
	Base Electric		Commodity
(Millions of Dollars)	Utility	Short-Term Wholesale	Trading	Consolidated Total
Three months ended 06/30/2004
Electric utility revenue	1,417	59	—	1,476
Electric fuel and purchased power utility	(691)	(32)	—	(723)
Electric trading revenue – gross	—	—	150	150
Electric trading costs	—	—	(149)	(149)

Gross margin before operating expenses	726	27	1	754
Margin as a percentage of revenue	51.2%	45.8%	0.7%	46.4%
Three months ended 06/30/2003
Electric utility revenue	1,335	39	—	1,374
Electric fuel and purchased power utility	(608)	(31)	—	(639)
Electric trading revenue – gross	—	—	75	75
Electric trading costs	—	—	(69)	(69)

Gross margin before operating expenses	727	8	6	741
Margin as a percentage of revenue	54.5%	20.5%	8.0%	51.1%
Six months ended 06/30/2004
Electric utility revenue	2,829	117	—	2,946
Electric fuel and purchased power utility	(1,349)	(53)	—	(1,402)
Electric trading revenue – gross	—	—	236	236
Electric trading costs	—	—	(231)	(231)

Gross margin before operating expenses	1,480	64	5	1,549
Margin as a percentage of revenue	52.3%	54.7%	2.1%	48.7%
Six months ended 06/30/2003
Electric utility revenue	2,639	101	—	2,740
Electric fuel and purchased power utility	(1,159)	(72)	—	(1,231)
Electric trading revenue – gross	—	—	133	133
Electric trading costs	—	—	(128)	(128)

Gross margin before operating expenses	1,480	29	5	1,514
Margin as a percentage of revenue	56.1%	28.7%	3.8%	52.7%

Note – The wholesale and trading margins in the above table reflect the estimated impacts of the regulatory sharing of certain margins under the energy cost adjustment mechanisms in Colorado.

Base electric utility margins, which are primarily derived from retail customer sales, decreased approximately $1 million for the second quarter of 2004, compared with the second quarter of 2003, and remained constant for the first six months of 2004 compared with the first six months of 2003. The relatively flat margins are a result of the following:

	Three months ended	Six months ended
	June 30,	June 30,
(Millions of Dollars)	2004 vs. 2003	2004 vs. 2003
Sales growth (excluding weather impact)	$19	$32
Purchased capacity and other costs	—	(15)
Renewable development fund	(8)	(8)
Quality of service obligations	(8)	(9)
Estimated impact of weather	—	(3)
Capacity sales	1	5
Other	(5)	(2)

Total base electric utility margin increase	(1)	—

Short-term wholesale margins consist of asset-based electric sales for resale. Electric commodity trading margins consist of non-asset-based purchases and sales. Short-term wholesale and electric commodity trading margins increased approximately $14 million during the second quarter of 2004 compared with the second quarter of 2003. Second quarter 2004 short-term wholesale results reflect a number of market factors, including higher market prices and additional resources available for sale.

Short-term wholesale margins increased $35 million for the first six months of 2004 compared with the same period in 2003. The higher results reflect a number of market factors, including higher market prices, additional resources available for sale in the second quarter of 2004 and a pre-existing contract, which expired in the first quarter of 2004. A comparable contract was not in place in the first half of 2003.

Other Operating and Maintenance Expenses – Utility – Other operating and maintenance expenses for the second quarter of 2004 increased by approximately $14 million, or 3.8 percent, compared with the same period in 2003. The increase is primarily due to higher reliability costs of $6 million, lower pension credits of $5 million, higher information technology expense of $2 million and costs associated with the implementation of a new customer billing system of $2 million. The higher costs are partially offset by lower restricted stock expense related to the 2003 grant of $9 million. In second quarter 2004, no restricted stock expense was recorded.

Other operating and maintenance expenses for the first six months of 2004 increased $31 million, or 4.0 percent, compared with the same period in 2003. The increase is primarily due to lower pension credits of $12 million, higher medical and health insurance costs of $6 million, higher reliability costs of $6 million, higher information technology expense of $6 million, costs associated with the implementation of a new customer billing system of $2 million and higher transmission system costs of $2 million. The higher costs are partially offset by lower plant outage costs of $9 million.

Depreciation and Amortization – Depreciation and amortization expense decreased by approximately $26 million, or 12.8 percent, for the second quarter of 2004, compared with the second quarter of 2003. Depreciation and amortization expense for the six months ended June 30, 2004, decreased $42 million, or 10.5 percent, compared with the six months ended June 30, 2003. During the second quarter of 2003, $10 million of depreciation expense was recorded for renewable development fund costs, which are largely recovered through NSP-Minnesota’s fuel clause rate adjustment mechanism

During 2003, the Minnesota Legislature authorized additional spent nuclear fuel storage at the Prairie Island nuclear plant. In December 2003, the Minnesota Public Utilities Commission (MPUC) extended the authorized useful lives of the two generating units at the Prairie Island nuclear plant, retroactive to Jan. 1, 2003. The 2003 annual reduction was recorded in the fourth quarter of 2003. Annual depreciation expense for 2004 is expected to be approximately $18 million lower than 2003, due to a change in the decommissioning accruals resulting from a related MPUC order.

In addition, effective July 1, 2003, the Colorado Public Utilities Commission (CPUC) lengthened the depreciable lives of certain electric utility plant at PSCo as a part of the general Colorado rate case, which will reduce annual depreciation expense by $20 million.

Interest Charges and Financing Costs – Interest charges and financing costs decreased $14 million, or 11.6 percent, for the second quarter of 2004, compared with the same period in 2003, and $21 million, or 8.9 percent, for the six month period ended June 30, 2004, compared with the same period in 2003. The decreases reflect savings from refinancing higher coupon debt during 2003.

Income Taxes – Income taxes increased by $14 million during the second quarter of 2004 compared with the same period in 2003. The increase was primarily due to increased pretax income in 2004 and a lower effective tax rate in 2003. The effective tax rate for continuing operations was 14.0 percent for the second quarter of 2004, compared with (2.2) percent for the same period in 2003. The second quarter 2004 effective rate is higher than in 2003 due to adjustments recorded in 2003 relating to state tax accruals and favorable income tax audit settlements. The effective tax rate for the second quarter of 2004 is lower than the forecasted 2004 annual rate due mainly to a larger ratio of tax credits to lower pretax income levels.

Income taxes increased for the six months ended June 30, 2004, compared with June 30, 2003, by $23 million. The increase was primarily due to increased pretax income in 2004. The effective tax rate for continuing operations was 26.9 percent for the period ended June 30, 2004, compared with 24.7 percent for the same period in 2003. The increased rate in 2004 is due mainly to adjustments in the second quarter of 2003, discussed above.

Note 3. Nonregulated and Holding Company Results – Continuing Operations

The following table summarizes the earnings-per-share contributions of the continuing operations of Xcel Energy’s nonregulated businesses and holding company.

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Seren Innovations Inc.	$(0.01)	$(0.01)	$(0.02)	$(0.02)
Financing costs and preferred dividends – holding company	(0.02)	(0.03)	(0.04)	(0.05)
Other nonregulated results and holding company	0.02	(0.02)	0.02	(0.02)

Total nonregulated and holding co. – continuing operations	$(0.01)	$(0.06)	$(0.04)	$(0.09)

Seren – Seren operates a combination cable television, telephone and high-speed Internet access system in St. Cloud, Minn., and Contra Costa County, California. Operation of its broadband communications network has resulted in losses. Seren has completed its build-out phase and has been experiencing improvement in its operating results. On June 30, 2004, Xcel Energy’s investment in Seren was approximately $256 million.

Financing Costs and Preferred Dividends – Nonregulated and holding company results include interest expense and preferred dividend costs, which are incurred at the Xcel Energy and intermediate holding company levels and are not directly assigned to individual subsidiaries.

Other Nonregulated Results – Other nonregulated results improved for the second quarter of 2004 and the six months ended June 30, 2004, compared with the same periods in 2003 due to 2003 restructuring charges related to NRG and to reduced losses at Planergy and Utility Engineering. The restructuring charges, related to NRG, were incurred by Xcel Energy and are not considered discontinued operations. The majority of Planergy’s operations were closed in 2003 with the remaining operating units sold in December 2003 and January 2004. In the second quarter of 2003, Utility Engineering experienced losses related to fixed costs in excess of project income and project write downs, which did not recur in 2004.

Note 4. Discontinued Operations

A summary of the earnings per share components of discontinued operations is as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Utility segments	$—	$—	$—	$0.06
NRG segment	—	(0.85)	—	(0.84)
All other segment	0.01	0.01	0.03	0.01

Total discontinued operations	$0.01	$(0.84)	$0.03	$(0.77)

Discontinued Utility Operations – During January 2004, Xcel Energy reached an agreement to sell its regulated electric and natural gas subsidiary Cheyenne Light, Fuel and Power Company (CLF&P). As a result of this agreement, Xcel Energy is reporting CLF&P results as a component of discontinued operations for all periods presented. The sale is pending regulatory approval and is expected to be completed in 2004.

During 2003, Xcel Energy completed the sale of two subsidiaries in its regulated natural gas utility segment, Black Mountain Gas (BMG) and Viking Gas Transmission Co. (Viking), including Viking’s interest in Guardian Pipeline, LLC. As a result, a gain of 5 cents per share was recorded in the first quarter of 2003, related to the sale of Viking. The BMG sale was completed in the third quarter of 2003.

Discontinued Nonregulated Operations – NRG – Xcel Energy’s share of NRG’s results for 2003 and prior periods are reported as a component of discontinued operations due to NRG’s emergence from bankruptcy in December 2003 and Xcel Energy’s corresponding relinquishment of its ownership interest in NRG.

Discontinued Nonregulated Operations – Other Subsidiaries – During 2003, the board of directors of Xcel Energy approved management’s plan to exit businesses conducted by Xcel Energy International, Inc. (Xcel Energy International) and e prime, Inc. (e prime). Xcel Energy International’s operations primarily include power generation projects in Argentina. e prime provided energy-related products and services, which included natural gas commodity trading and marketing and energy consulting. The exit of all business conducted by e prime was completed in 2004.

During the first quarter of 2004, Xcel Energy completed the sale of one of its Argentina subsidiaries, Hidroelectrica del Sur S.A. (HDS). The sale price of HDS was immaterial and approximated the book value of Xcel Energy’s investment in HDS.

On June 3, 2004, Xcel Energy sold another of its Argentina subsidiaries, Corporacion Independiente de Energia S.A. (CIESA), which has as its primary asset a 620-megawatt gas/oil-fired facility in Argentina. The sale also included the stock of IPC Operations Limited, an energy services company with operations in Argentina. The total purchase price was approximately $26 million. Approximately $15 million of the purchase price has been placed in escrow, which is expected to remain in place until the first quarter of 2005, to support customary indemnity obligations under the purchase agreement. In addition to the purchase price, Xcel Argentina also received approximately $21 million at closing as a redemption of its capital from CIESA. The sale resulted in an after-tax gain of $6.1 million, or 1 cent per share, in the second quarter of 2004. The gain includes the realization of $6.9 million of tax benefits related to the now-realizable tax loss from disposition of Xcel Argentina assets.

Xcel Energy International is in the process of marketing its remaining assets and operations to prospective buyers and expects to exit the businesses during 2004.

Note 5. Xcel Energy Liquidity

Xcel Energy and Utility Subsidiary Credit Facilities – As of July 20, 2004, Xcel Energy had the following credit facilities available to meet its liquidity needs:

(Millions of Dollars)
Company	Facility	Drawn*	Available	Cash	Liquidity	Maturity
NSP-Minnesota	$300	$39	$261	$19	$280	May-2005
PSCo.	$350	$37	$313	$5	$318	May 2005
SPS	$125	$61	$64	$10	$74	Feb. 2005
Xcel Energy – Holding Company	$400	$48	$352	$3	$355	Nov. 2005

Total	$1,175	$185	$990	$37	$1,027

*Includes short-term borrowings and letters of credit.

The liquidity table above reflects the payment of common dividends on July 20, 2004.

NSP-Wisconsin has approval from the Wisconsin Public Service Commission to borrow up to $50 million in short-term debt from either external financial institutions or NSP-Minnesota. Currently, NSP-Wisconsin borrows on a short-term basis through an intercompany borrowing agreement with NSP-Minnesota. At July 20, 2004, NSP-Wisconsin had $5.7 million in short-term borrowings from NSP-Minnesota and no short-term investments.

NSP-Minnesota replaced its $275 million secured credit facility, which expired in May 2004, with a $300 million unsecured, 364-day credit agreement. PSCo replaced its $350 million secured credit facility, which expired in May 2004, with a $350 million unsecured, 364-day credit agreement. Both new facilities include a term-out provision and one financial ratio covenant in the form of a debt to total capitalization ratio.

Capital Structure – Following is the preliminary capital structure of Xcel Energy at June 30, 2004:

	Balance at	Percentage of Total
(Billions of Dollars)	June 30, 2004	Capitalization
Short-term debt	$0.1	1%
Long-term debt*	6.6	55%

Total debt	6.7	56%
Preferred equity	0.1	1%
Common equity	5.3	43%

Total equity	5.4	44%

Total capitalization	$12.1	100%

*Includes current portion of long-term debt.

Note 6. Rates and Regulation

PSCo Least Cost Resource Plan – On April 30, 2004, PSCo filed its least-cost resource plan (LCP) with the CPUC. PSCo has identified that it needs to provide for 3,600 megawatts of capacity through 2013 to meet load growth and replace expiring contracts. The LCP identifies the resources necessary to meet PSCo’s estimated load requirements. Of the amount needed, PSCo believes 2,000 megawatts will come from new resources and 1,600 megawatts will come from entering into new contracts with existing suppliers whose contracts expire during the resource acquisition period.

As part of its resource plan, PSCo is seeking the waiver of certain CPUC rules, which would allow it to build a new 750-megawatt coal-fired unit at its existing Comanche power plant site located in Pueblo, Colorado. PSCo plans to own 500 megawatts of this new facility. Two of PSCo’s wholesale customers have options to participate in the ownership of the remaining 250 megawatts, and PSCo is in discussions with them regarding the plant’s development.

On April 30, 2004, PSCo also filed an application requesting a certificate of public convenience and necessity for the new coal unit. PSCo also filed a separate application for a specific regulatory plan to address the impacts of purchased capacity contracts on its capital structure and to accelerate the recovery of the costs of financing the new power plant and related transmission prior to commercial operations. The CPUC has consolidated these three applications and has scheduled hearings in November 2004. A decision is expected in late 2004 or early 2005. The procedural schedule is as follows:

•	PSCo Supplemental Direct Testimony	August 13

•	Intervenor Answer Testimony	September 13

•	PSCo Rebuttal and Intervenor Answer Testimony	October 18

•	Hearings	November 1 – 19

•	Statements of Position	December 3

•	Commission Decision	December 15-January 15

The CPUC is expected to decide in a separate docket PSCo’s request for approval of a 500-megawatt renewable energy solicitation with a hearing scheduled for August 2004.

PSCo Capacity Cost Adjustment - In October 2003, PSCo filed an application to recover incremental capacity costs through a purchased capacity cost adjustment (PCCA) rider. The PCCA will recover purchased capacity payments to power suppliers that are not included in the determination of PSCo’s base electric rates determined in its 2002 general rate case or other recovery mechanisms. In May 2004, the CPUC granted the PSCo PCCA application in part with new rates effective June 1, 2004. Primary provisions of the CPUC ruling include a capped PCCA recovery for the period June 1, 2004 through Dec. 31, 2006 at PSCo’s current predicted capacity payments for a group of specific contracts, which will provide recovery of $20.4 million in 2004, $33.5 million in 2005 and $19.8 million in 2006. In addition, it excluded seven of the existing contracts from incremental recovery under the PCCA calculation.

PSCo Electric Department Earning Test Proceedings – As a part of PSCo’s annual electric earnings test, the CPUC has opened a docket to consider whether PSCo’s cost of debt has been adversely affected by the financial difficulties at NRG and, if so, whether any adjustments to PSCo’s cost of capital are appropriate. In its earnings test for 2002, PSCo did not earn above its allowed authorized return on equity and, accordingly, has not recorded any refund obligations. There was no earnings test for 2003.

On May 28, 2004, the CPUC staff and the Office of Consumer Counsel (OCC) filed testimony recommending the CPUC order the use of a pro forma regulatory adjustment to the cost of debt, on $600 million of debt issued by PSCo in September 2002, reducing the cost of debt in this and future proceedings. The CPUC staff recommendation would result in an exclusion of interest costs of $12 million and the OCC recommendation would result in an exclusion of $17 million. PSCo does not anticipate its 2002 earnings will be above its allowed authorized return on equity with these recommended changes in the cost of debt. Hearings are scheduled in October 2004.

PSCo Quality of Service Plan- The PSCo quality of service plan (QSP) provides for bill credits to Colorado retail customers, if PSCo does not achieve certain operational performance targets. During the second quarter of 2004, PSCo filed its calendar year 2003 operating performance results for electric service unavailability, phone response time, customer complaints, accurate meter reading and gas leak repair time measures. PSCo did not achieve the 2003 performance targets for the electric service unavailability measure or the customer complaint measure. Additionally, PSCo filed revisions to its previously filed 2002 electric QSP results for the service unavailability measure. Based on the revised results, PSCo did not achieve the 2002 performance targets for the electric service unavailability measure, creating a bill credit obligation for 2002 and increasing the maximum bill credit obligation for subsequent years’ performance.

As of Dec. 31, 2003, PSCo had accrued an aggregate estimated bill credit obligation of $6.4 million for the 2002 and 2003 calendar years. Based on the updated information and filings discussed above, during second quarter of 2004, PSCo increased its estimated bill credit liability for these years to $13.4 million. The CPUC’s final approval of the achieved performance measures for 2002 and 2003 is pending. For calendar year 2004, PSCo has evaluated its year to date performance under the QSP and has recorded an additional liability of $5.4 million for the six months ended June 30, 2004. Under the electric QSP, the estimated maximum potential bill credit obligation for calendar 2004 performance is approximately $15.2 million, assuming none of the performance targets are met.

Note 7. Xcel Energy Earnings Guidance

2004 Earnings Guidance – Xcel Energy’s 2004 earnings per share from continuing operations guidance and key assumptions are detailed in the following table:

2004 Diluted EPS Range
Utility operations	$1.25 - $1.33
Holding company financing costs	($0.08)
Seren	($0.03)
Eloigne	$0.01
Other nonregulated subsidiaries	$0.00 - $0.02

Xcel Energy Continuing Operations – EPS	$1.15 - $1.25

Key Assumptions for 2004 Earnings Guidance:

•	Normal weather patterns for the remainder of 2004;

•	Weather-adjusted retail electric utility sales growth of approximately 2.0 percent;

•	Weather-adjusted firm retail natural gas utility sales are projected to decline by approximately 1.0 percent;

•	2004 trading and short-term wholesale margins are expected to be slightly higher than 2003 margins;

•	2004 utility operating and maintenance expense is expected be relatively flat compared with 2003 levels;

•	2004 depreciation expense is projected to decrease by about 1 to 2 percent compared with 2003;

•	2004 interest expense is projected to decline by approximately $20 million to $25 million compared with 2003 levels;

•	An effective tax rate of approximately 30 percent; and

•	Average common stock and equivalents of approximately 425 million shares in 2004, based on the “If Converted” method for convertible notes.

XCEL ENERGY INC. AND SUBSIDIARIES
UNAUDITED EARNINGS RELEASE SUMMARY
All dollars in thousands, except earnings per share

Three months ended June 30,	2004	2003
Operating revenue:
Electric and natural gas utility revenue and trading margins	$1,750,541	$1,646,716
Nonregulated and other revenue	56,810	65,743

Total revenue	1,807,351	1,712,459
Income from continuing operations	81,177	54,659
Income from discontinued operations	5,129	(337,221)

Net income (loss)	$86,306	$(282,562)
Earnings (loss) available for common shareholders	85,246	(283,622)
Average shares – common and potentially dilutive (000’s)	422,545	399,410

Segments and Components of Earnings Per Share - Diluted
Utility earnings – continuing operations	$0.21	$0.19
Losses from nonregulated subsidiaries and holding company	(0.01)	(0.06)

Total continuing operations	0.20	0.13
Discontinued operations	0.01	(0.84)

Total earnings per share – GAAP	$0.21	$(0.71)

Six months ended June 30,	2004	2003
Operating revenue:
Electric and natural gas utility revenue and trading margins	$3,986,949	$3,665,332
Nonregulated and other revenue	110,987	122,684

Total revenue	4,097,936	3,788,016
Income from continuing operations	225,475	180,625
Income (loss) from discontinued operations	10,742	(323,175)

Net income (loss)	$236,217	$(142,550)
Earnings available for common shareholders	234,097	(144,670)
Average shares – common and potentially dilutive (000’s)	422,233	417,616

Segments and Components of Earnings Per Share - Diluted
Utility earnings – continuing operations	$0.58	$0.53
Losses from nonregulated subsidiaries and holding company	(0.04)	(0.09)

Total continuing operations	0.54	0.44
Discontinued operations	0.03	(0.77)

Total earnings per share – GAAP	$0.57	$(0.33)

Book value per share	$13.16	$10.99